June 6, 2008

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

U.S. Securities and Exchange Commission

Washington, DC 20549

Ladies and Gentlemen:

We hereby consent to the incorporation and use in this Registration Statement of Teen Glow Makeup, Inc. on Form S-1 of our audit report, dated April 21, 2008 relating to the accompanying balance sheet as of September 30, 2007 and the related statements of operations, stockholders’ deficit, and cash flows from inception (August 7, 2007) through September 30, 2007, which appears in such Registration Statement.

We also consent to the reference to our Firm under the title “Interests of Named Experts and Counsel” in the Registration Statement S-1 and this Prospectus.

De Joya Griffith & Company, LLC

/s/ De Joya Griffith & Company, LLC

Henderson, NV

June 6, 2008